Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Dragon Victory International for the six month period ended September 30, 2016 and years ended March 31, 2016 and 2015 of our reports dated December 5, 2016 and August 9, 2016 included in its Registration Statement on Form F-1 (No. 333-            ) dated December 6, 2016 relating to the financial statements and financial statement schedules for the six month period ended September 30, 2016 and years ended March 31, 2016 and 2015 listed in the accompanying index.

For the purpose of the aforesaid Form F-1, we also consent to the reference of our firm as “Experts” under the Experts caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California	WWC, P.C.
December 6, 2016	Certified Public Accountants